RELEASE OF CLAIMS AND VESTING AGREEMENT

I agree that the goodwill payment, as calculated in the letter to which this Exhibit A is attached (the "Goodwill Payment"), to be made by Maxim Integrated Products, Inc. ("Maxim") is full and complete satisfaction for the expiration and termination of my vested stock option to purchase shares of common stock of Maxim identified below (the "Option").

Vesting Requirement
I agree that the Goodwill Payment will vest as follows:

  25% of the Goodwill Payment will vest on July 1, 2008,
  25% of the Goodwill Payment will vest on October 1, 2008,
  25% of the Goodwill Payment will vest on January 1, 2009, and
  25% of the Goodwill Payment will vest on April 1, 2009

subject to my continued employment at Maxim on each applicable vesting date. If Maxim terminates my employment without Cause prior to April 1, 2009, then subject to me signing and not revoking a separation agreement and a general release of claims in a form reasonably acceptable to Maxim, I will receive the entire Goodwill Payment within thirty (30) days of the later of (A) date of such termination, or (B) the effective date of the separation agreement and general release of claims.

For purposes hereof, "Cause" means (i) an act of dishonesty made by me in connection with my responsibilities as an employee, (ii) conviction of, or plea of nolo contendere to, a felony, (iii) gross misconduct, or (iv) continued substantial violations of my employment duties after I have received a written demand for performance from Maxim that contains the factual basis for Maxim's belief that I have not substantially performed my duties and my continued failure to cure such breach to the reasonable satisfaction of Maxim within ten (10) business days following such written notice.

Release of Claims
By signing below, I irrevocably, unconditionally and completely release, acquit and forever discharge each of the Releasees (as defined below) from any Claim (as defined below), and irrevocably, unconditionally and completely waive and relinquish each and every Claim that I may have had in the past, may now have or may have in the future against any of the Releasees, relating to any written or oral agreements or arrangements relating to the Option. For this purpose, the term "Releasees" means: (i) Maxim, (ii) each affiliate of Maxim, and (iii) the successors and past, present and future assigns, directors, officers, agents, attorneys and representatives of the respective entities identified or otherwise referred to in the foregoing clauses (i) and (ii); and the term "Claim" means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including, without limitation, (x) any unknown, unsuspected or undisclosed claim, and (y) any claim or right that may be asserted or exercised by me in my capacity as a stockholder, director, officer or employee of Maxim or in any other capacity.

I hereby expressly waive the provisions of Section 1542 of the California Civil Code regarding the waiver of unknown claims, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

AGREED:
_____________________________________ Signature	____________________ Option Number
_____________________________________ Name (Please print)	____________________ Date and Time